Prospectus Supplement filed pursuant to Rule 424(b)(3)

in connection with Registration Statement No. 333-222538

Citius Pharmaceuticals, Inc.

Prospectus Supplement No. 1 dated February 9, 2018

(to Prospectus dated February 1, 2018)

729,805 shares of common stock

This Prospectus Supplement No. 1 updates, amends, and supplements the information previously included in our prospectus dated February 1, 2018, which we refer to as our prospectus, relating to the sale or other disposition from time to time of up to 729,805 shares of our common stock, $0.001 par value per share, of Citius Pharmaceuticals, Inc. (the “Company”), issuable upon the exercise of warrants held by the selling stockholders named in the prospectus.

The following information is taken from our Current Report on Form 8-K filed on February 9, 2018.

Amended and Restated Bylaws

Effective February 7, 2018, the Board of Directors of Citius Pharmaceuticals, Inc. amended and restated the Bylaws of the Company (the “Bylaws”) to allow for stockholder proxy access for director nominations. The Bylaws now contain a new Section 3.16, which provides the means by which stockholders can have director nominees included in the Company’s proxy materials for annual meetings. Generally, a stockholder or group of not more than 20 stockholders who comply with the provisions of Section 3.16 and who have held at least 3% of the outstanding shares for at least three years may nominate the greater of two individuals or 20% of the number of directors in office. Technical amendments were made to other sections of the Bylaws to accommodate new Section 3.16.

Executive Compensation

Pursuant to their respective employment agreements, our Chief Executive Officer, Myron Holubiak, and our Chief Financial Officer, Jaime Bartushak, are eligible to receive an annual discretionary bonus equal to a percentage of their base salary (50% for Mr. Holubiak and 40% for Mr. Bartushak), based on the attainment of certain goals established by our Board of Directors. In our definitive proxy statement filed on December 13, 2017, we reported that the final bonus amounts had not been determined at that time and included in the executive compensation table under the nonequity incentive plan compensation column an amount equal to 100% of the respective officer’s bonus, which for Mr. Holubiak was $225,000 and for Mr. Bartushak was $100,000, which amounts had been fully accrued and reserved. In the proxy statement, we reported total compensation for fiscal 2017 to Mr. Holubiak of $694,114, which consisted of: base compensation of $450,000, nonequity incentive plan compensation of $225,000, and option awards of $19,114. In that same proxy statement, we reported total compensation for fiscal 2017 to Mr. Bartushak of $455,149, which consisted of: base compensation of $250,000, nonequity incentive plan compensation of $100,000, and option awards of $105,149. On February 7, 2018, our Board of Directors determined the attainment of the goals for each officer and awarded a bonus of $186,750 to Mr. Holubiak and a bonus of $83,000 to Mr. Bartushak, which brings Mr. Holubiak’s and Mr. Bartushak’s total compensation for fiscal 2017 to $655,864 and $438,846, respectively. There were no other changes to the executive compensation as reported in our definitive proxy statement.

Submission of Matters to a Vote of Security Holders

We held our 2018 annual meeting of stockholders on February 7, 2018. At the meeting, stockholders elected the following seven members to our Board of Directors for a term expiring at the annual meeting of stockholders to be held in 2019, based on the following votes:

Member	For	Withheld	Broker Non-Votes
Myron Holubiak	4,713,849	22,512	1,020,335
Leonard Mazur	4,713,844	22,517	1,020,335
Suren Dutia	4,712,781	23,580	1,020,335
Dr. William Kane	4,712,820	23,541	1,020,335
Howard Safir	4,711,930	24,431	1,020,335
Carol Webb	4,711,966	24,395	1,020,335
Dr. Eugene Holuka	4,711,970	24,391	1,020,335

At the meeting, our stockholders also took the following actions:

•	Ratified the appointment of Wolf & Company, P.C. as our independent registered public accounting firm for the fiscal year ending September 30, 2018. The vote for such approval was 5,705,681 shares for, 45,655 shares against, 5,360 shares abstaining, and no broker non-votes; and

•	Approved the Citius Pharmaceuticals, Inc. 2018 Omnibus Stock Incentive Plan. The vote for such approval was 4,700,520 shares for, 30,136 shares against, 5,705 shares abstaining, and 1,020,335 shares of broker non-votes.

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This Prospectus Supplement No. 1 is not complete without, and may not be delivered or used except in connection with, our prospectus, including all amendments and supplements thereto.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of the original prospectus.

Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.

The date of this Prospectus Supplement No. 1 is February 9, 2018.